Exhibit 99

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FINISHMASTER
Automotive & Industrial Paint
54 Monument Circle, Suite 800,
Indianapolis, IN  46204-2979, (317) 237-3678,
Robert R. Millard, Chief Financial Officer

FINISHMASTER, INC. FILES FORM 15 WITH SECURITIES AND EXCHANGE COMMISSION

FinishMaster, Inc., the leading national independent distributor of automotive paints and related accessories, announced today the filing of a Form 15 with the Securities and Exchange Commission (the "SEC"). FinishMaster filed the Form 15 with the SEC in order to effect a termination of registration of its common stock under the Securities Exchange Act of 1934 (the "1934 Act").

Under the SEC's rules, a company with fewer than 300 record holders may voluntarily terminate the registration of its securities by filing a Form 15 pursuant to which it certifies that the number of record holders of the class of securities registered is less than 300. FinishMaster currently has fewer than 300 record holders. Registration of the securities will not terminate until 90 days after the filing of the Form 15; however, the Company's duty to file periodic reports such as 10Qs and 10Ks is suspended immediately upon filing the Form 15. Because the Company's securities will no longer be eligible for listing on the NASDAQ Small Cap Market, the Company's common stock will immediately be delisted. The Company anticipates that its shares will trade in the over-the-counter market and be quoted in the Pink Sheets quotations system.

FinishMaster is taking this action for a number of reasons, foremost of which is to reduce the corporate costs associated with being a "reporting company" under the 1934 Act. After serious consideration, the Board of Directors concluded that the advantages of being a reporting company under the 1934 Act do not offset the costs, both direct expenses and indirect costs in the form of management time, associated with the SEC reporting requirements. Other factors considered as part of this decision were: (i) the Company's common stock is very thinly traded,
(ii) the Company receives no capital raising benefit from being a reporting company, and (iii) the Company believes that it suffers a competitive disadvantage because as a reporting company it is required to disclose competitive information its competitors, which are not reporting companies, do not have to disclose.

Mr. Andre B. Lacy, Chairman and Chief Executive Officer of FinishMaster, stated that it is the Company's intention to provide its shareholders annual audited financial information as well as to make available on its website unaudited quarterly financial information (copies will be sent to shareholders upon request).

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